UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 15, 2014, the Board of Directors (the “Board”) of Krispy Kreme Doughnuts, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Tim E. Bentsen to the Board effective immediately. Mr. Bentsen was appointed to fill a vacancy for a Class I Director created by an increase in the number of directors constituting the whole Board by one director. Mr. Bentsen will be a nominee for shareholder election to the Board at the Company’s 2015 Annual Meeting of Shareholders, which is tentatively scheduled for June 24, 2015. With this addition, the Company’s Board now comprises twelve directors. The Board appointed Mr. Bentsen to its Audit Committee.

In connection with his position on the Board, and per the Company’s customary arrangement with members of the Board, the Company and Mr. Bentsen will enter into a Director Indemnification Agreement pursuant to which the Company agrees to provide for the indemnification of and the advancement of expenses to Mr. Bentsen and for the continued coverage of Mr. Bentsen under the Company’s directors’ and officers’ liability insurance policies. A form of this Director Indemnification Agreement is included as Exhibit 10.1 to this Current Report, and the information contained therein is incorporated by reference in this Item 5.02.

Upon his appointment to the Board, Mr. Bentsen became entitled to a prorated portion of the non-employee director annual compensation. To that end, Mr. Bentsen is entitled to receive a prorated portion of the annual retainer of $60,000 and to receive fees of $300 per quarter for miscellaneous expenses. Mr. Bentsen also is entitled to reimbursement for travel and other expenses incurred to attend meetings of the Board and its committees and such other meetings as requested by the Company and reimbursement for continuing education courses applicable to his role as a member of the Board and its committees.

In addition, Mr. Bentsen will be eligible to receive annual stock awards which are granted to each of our non-employee directors, commencing with the next grant. For each of the last two years, these annual stock awards granted to each of our non-employee directors have been valued at approximately $120,000 on the date of grant. These equity grants are made under the Company’s 2012 Stock Incentive Plan and typically vest in four nearly equal quarterly installments over the course of a year, or earlier upon the director’s death or disability, or the director’s failure to be nominated or elected to serve on the Board within two years of a change in control of the Company.

Mr. Bentsen, age 61, is a former audit partner and practice leader of KPMG LLP, a U.S. audit, tax and advisory services firm. Over his 37 years with KPMG, he served as an audit partner for financial, technology, and other public companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit and operational services for a Top 10 U.S. bank. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He is a faculty member at the J.M. Tull School of Accounting at the University of Georgia, an independent member of the Board of Trustees of Ridgeworth Funds, a mutual fund complex, and a member of the board of directors of Synovus Financial Corp. (NYSE: SNV). He holds a bachelor’s degree in business administration from Texas Tech University and has completed the Partner Development Program at Harvard University. The Board believes that his extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management and financial acumen will add to the Board’s knowledge in these areas.

Mr. Bentsen (i) has no family relationships with any director or executive officer of the Company and (ii) is not a party to any related person transaction with the Company.

A copy of the press release announcing the appointment of Mr. Bentsen to the Board of the Company is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Director Indemnification Agreement, dated 2014, entered into between Krispy Kreme Doughnuts, Inc. and members of the Board of Directors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2014)

99.1	Press Release (“Krispy Kreme Elects Tim E. Bentsen to the Board of Directors”) dated December 16, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

By	/s/ Douglas R. Muir
	Name:	Douglas R. Muir
	Title:	Chief Financial Officer

Date: December 16, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Director Indemnification Agreement, dated 2014, entered into between Krispy Kreme Doughnuts, Inc. and members of the Board of Directors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2014)

99.1	Press Release (“Krispy Kreme Elects Tim E. Bentsen to the Board of Directors”) dated December 16, 2014